Exhibit 99.2

TRIANGULAR LEGAL MERGER PROPOSAL

VOORSTEL TOT JURIDISCHE DRIEHOEKSFUSIE

Unilever N.V.

Unilever International Holdings N.V.

Unilever International Holding B.V.

                2018

TABLE OF CONTENTS

Part 1	English language Dutch Merger Proposal

Part 2	Certified Dutch translation of the Dutch Merger Proposal

Part 3	Annexes
A - current articles of association of New NV (Dutch and English translation)
B - proposed articles of association of New NV upon the U.K. Scheme becoming effective (Dutch and English translation)
C - proposed articles of association of New NV upon the Dutch Merger Effective Time (Dutch and English translation)

PART 1

DUTCH MERGER PROPOSAL
UNILEVER N.V., UNILEVER INTERNATIONAL HOLDINGS N.V. AND UNILEVER INTERNATIONAL HOLDING B.V.

THE UNDERSIGNED:

The boards of directors of:

1.         Unilever N.V., a public limited liability company incorporated under the laws of the Netherlands, having its corporate seat in Rotterdam, the Netherlands, and address at Weena 455, 3013 AL Rotterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 24051830 (“NV”);

2.         Unilever International Holdings N.V., a public limited liability company incorporated under the laws of the Netherlands, having its corporate seat in Rotterdam, the Netherlands, and address at Weena 455, 3013 AL Rotterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 70363196 (“New NV”); and

3.         Unilever International Holding B.V., a private limited liability company incorporated under the laws of the Netherlands, having its corporate seat in Rotterdam, the Netherlands, and address at Weena 455, 3013 AL Rotterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 71450041 (“New Sub”),

NV, New NV and New Sub together the “Merging Companies”.

WHEREAS:

Dutch Merger Proposal

(A)       This Dutch Merger Proposal has been prepared by the Boards to effectuate a triangular legal merger within the meaning of sections 2:309, 2:324 and 2:333a DCC. As a result of such triangular legal merger, (i) New Sub will acquire all the assets and liabilities and legal relationships of NV under universal succession of title and NV will cease to exist, and (ii) New NV, as the sole shareholder of New Sub, will allot shares in its capital to the shareholders of NV in accordance with the Dutch Merger Exchange Ratio.

Simplification

(B)       This Dutch Merger Proposal is prepared pursuant to the Simplification Agreement.

(C)       The Simplification Agreement sets out certain mutual commitments and undertakings in relation to Simplification, and contemplates:

(I)        the U.K. Scheme; and

(II)       the Dutch Merger, as described in this Dutch Merger Proposal.

(D)       Pursuant to the U.K. Scheme (i) PLC will become a wholly-owned subsidiary of New NV and (ii) shareholders of PLC will become shareholders of New NV.

(E)       This Dutch Merger Proposal reflects the fact that the U.K. Scheme will be effected prior to the effectuation of the Dutch Merger. The Boards will only give effect to the Dutch Merger after the Dutch Merger Conditions have been satisfied or waived, as the case may be.

(F)        The Dutch Merger will be effected in accordance with the relevant provisions of the laws of the Netherlands. The Dutch Merger will become effective at the Dutch Merger Effective Time.

Listings

(G)       On the date of this Dutch Merger Proposal, (i) the NV Ordinary Shares and the NV Depositary Receipts are admitted to listing and trading on Euronext in Amsterdam, (ii) NV Ordinary Shares in the form of NV NYRSs are admitted to listing and trading on the NYSE, (iii) PLC Ordinary Shares are admitted to listing on the Official List and to trading on the LSE’s Main Market, and (iv) PLC ADSs are admitted to listing and trading on the NYSE.

(H)       At the Dutch Merger Effective Time, the NV Ordinary Shares will be delisted from Euronext in Amsterdam. NV Depositary Receipts are expected to be delisted from Euronext in Amsterdam prior to the Dutch Merger Effective Time. Following Simplification, the PLC Ordinary Shares will be delisted from the Official List and will cease trading on the LSE’s Main Market and the NV NYRSs and PLC ADSs will be delisted from the NYSE.(1)

(I)        The New NV Ordinary Shares are not currently listed on any securities exchange. Prior to Simplification, New NV intends to apply to (i) Euronext Amsterdam for the New NV Ordinary Shares to be admitted to listing and trading on Euronext in Amsterdam, under the symbol “UNA”, (ii) the U.K. Listing Authority for the New NV Ordinary Shares to be admitted to the premium listing segment of the Official List, and (iii) the LSE for the New NV Ordinary Shares to be admitted to trading on LSE’s Main Market under the symbol “ULVR”. New NV also intends to apply for the New NV ADSs to be listed on the NYSE under the symbol “UN”.

Considerations concerning this Dutch Merger Proposal

(J)        None of the Merging Companies has a supervisory board.

(1) Note to draft: Exact time of delisting to be confirmed in settlement discussions.

(K)       None of the Merging Companies has been dissolved, is in a state of bankruptcy or applied for a suspension of payments.

(L)       All shares in the share capital of NV have been fully paid up.

(M)      On the date of this Dutch Merger Proposal, depositary receipts have been issued with the cooperation of NV with respect to shares in its share capital.

Availability of relevant materials

(N)       This Dutch Merger Proposal will be filed with the Dutch Trade Register of the Chamber of Commerce together with the relevant documentation as required under the laws of the Netherlands. This Dutch Merger Proposal will be made available on the Unilever Group’s website: www.unilever.com/egm and will also, together with such documents as required under the laws of the Netherlands, be made available for inspection at the offices of the Merging Companies for the persons that the laws of the Netherlands enable so to do. An announcement of the aforementioned filings will be published in a Dutch nationwide daily distributed newspaper.

(O)       The U.K. Scheme Circular will be published by PLC on                 2018. The U.K. Scheme Circular will be made available on the Unilever Group’s website: www.unilever.com/egm.

(P)        A shareholder circular will be published by NV on                 2018. The shareholder circular will be made available on the Unilever Group’s website: www.unilever.com/egm.

THE BOARDS HEREBY MAKE THE FOLLOWING MERGER PROPOSAL:

1             Definitions and construction

1.1          In this Dutch Merger Proposal, capitalised terms have the meaning as set out in Schedule 1.

1.2          Schedule 1 and Annexes A, B and C form part of this Dutch Merger Proposal.

2             The Dutch Merger

Subject to the terms and conditions of this Dutch Merger Proposal, the Boards propose that New Sub will merge with NV within the meaning of sections 2:309, 2:324 and 2:333a DCC, whereby (i) New Sub will acquire all the assets and liabilities and legal relationships of NV under universal succession of title and pursuant to which NV will cease to exist and (ii) New NV, as the sole shareholder of New Sub, will allot shares in its capital to the shareholders of NV in accordance with the Dutch Merger Exchange Ratio.

3             Form, legal name, corporate seat and address of the Merging Companies

3.1          The form, legal name, corporate seat and address of NV are as follows:

(a)                                Form: public limited liability company incorporated under the laws of the Netherlands.

(b)                                Legal name: Unilever N.V.

(c)                                 Corporate seat: Rotterdam, the Netherlands.

(d)                                Address: Weena 455, 3013 AL Rotterdam, the Netherlands.

3.2          The form, legal name, corporate seat and address of New NV are as follows:

(a)                                Form: public limited liability company incorporated under the laws of the Netherlands.

(b)                                Legal name: Unilever International Holdings N.V.

(c)                                 Corporate seat: Rotterdam, the Netherlands.

(d)                                Address: Weena 455, 3013 AL Rotterdam, the Netherlands.

3.3          The form, legal name, corporate seat and address of New Sub are as follows:

(a)                                Form: private company with limited liability incorporated under the laws of the Netherlands.

(b)                                Legal name: Unilever International Holding B.V.

(c)                                 Corporate seat: Rotterdam, the Netherlands.

(d)                                Address: Weena 455, 3013 AL Rotterdam, the Netherlands.

4             Articles of association of New NV

4.1          A copy of the New NV Articles of Association as they read on the date of this Dutch Merger Proposal is attached to this Dutch Merger Proposal as Annex A.

4.2          New NV will amend its articles of association prior to the Dutch Merger Effective Time, at the occasion of the U.K. Scheme becoming effective. A draft of the New NV Articles of Association as they will read upon this amendment, is attached to this Dutch Merger Proposal as Annex B.

4.3          Upon the Dutch Merger Effective time, New NV will amend its articles of association, as a result of which, inter alia, the statutory name of New NV will become “Unilever N.V.”. A draft of the New NV Articles of Association as they will read from the Dutch Merger Effective Time is attached to this Dutch Merger Proposal as Annex C.

5             Intended board composition of New NV and New Sub

5.1          It is intended that at the Dutch Merger Effective Time, the New NV Board will consist of the following (executive and non-executive) directors:

(a)                                M.E.J. Dekkers, non-executive director and chairman;

(b)                                P.G.J.M. Polman, executive director and CEO;

(c)                                 G.D. Pitkethly, executive director and CFO;

(d)                                N.S. Andersen, non-executive director;

(e)                                 L. Cha, non-executive director;

(f)                                  V. Colao, non-executive director;

(g)                                 J. Hartmann, non-executive director;

(h)                                A. Jung, non-executive director;

(i)                                    M. Ma, non-executive director;

(j)                                   S. Masiyiwa, non-executive director;

(k)                                Y.E. Moon, non-executive director;

(l)                                    J.F. Rishton, non-executive director; and

(m)                            F. Sijbesma, non-executive director.

5.2          No changes are intended in the composition of the New Sub Board.

6             Special rights

6.1          To the extent that, at the Dutch Merger Effective Time, there are any persons who, other than in their capacity as a shareholder of NV, have special rights vis-à-vis NV within the meaning of section 2:320 in conjunction with section 2:312(2)(c) DCC, these persons will acquire an equivalent right in New NV, within the meaning of the statutory provisions mentioned above, as per the Dutch Merger Effective Time.

6.2          On the date of this Dutch Merger Proposal NV holds approximately                 NV Ordinary Shares (including approximately                 NV NYRSs) in its own share capital.

6.3          In order to prevent all NV Ordinary Shares (including NV NYRSs) held by NV at the Dutch Merger Effective Time being cancelled by operation of law in accordance with section 2:325(4) DCC, NV will transfer, prior to the Dutch Merger Effective Time, a maximum of                 NV Ordinary Shares it holds to one or more of its subsidiaries. The NV Board will determine the exact number of NV Ordinary Shares held by NV, which NV will transfer within the meaning of this paragraph.

7             Benefits

No member of the Boards nor any other person involved in the Dutch Merger will obtain any benefit in connection with the Dutch Merger.

8             Financial information

8.1          The financial information of NV will be accounted for in the annual accounts of New Sub as from the Dutch Merger Effective Time. The last financial period of NV will therefore end on the day prior to the Dutch Merger Effective Time.

8.2          Any obligations in respect of the annual accounts of NV as from the Dutch Merger Effective Time will rest upon New Sub by operation of law.

9             Continuation of activities

9.1          It is the intention that the activities of NV will be continued by New Sub in the same manner.

9.2          Following the publication of the Dutch Merger Proposal and prior to the Dutch Merger Effective Time, the Unilever Group expects to implement and/or finalise certain transactions, including:

(a)           a share buy-back programme of up to €6 billion, as announced on 19 April 2018; and

(b)           an internal reorganisation of the Unilever Group whereby certain assets, including intellectual property rights, will be transferred within the Unilever Group.

10           Resolutions to merge

Boards’ approval of the Dutch Merger Proposal

10.1        Each of the Boards has approved this Dutch Merger Proposal at a duly convened meeting held on                . This Dutch Merger Proposal has been signed by all members of the Boards.

NV Board proposal

10.2        According to the NV Articles of Association in conjunction with section 2:317(3) DCC a resolution by the NV general meeting to resolve to effect the Dutch Merger may only be adopted upon the proposal thereto by the NV Board. It will be proposed to the NV general meeting to resolve to effect the Dutch Merger in an extraordinary general meeting.

NV Special Shares approval

10.3        According to the NV Articles of Association in conjunction with section 2:317(3) DCC a proposal by the NV Board to the NV general meeting to resolve to effect the Dutch Merger requires the prior approval of the meeting of the holders of the NV Special Shares.

10.4        In addition, pursuant to section 2:330(2) DCC a resolution by the NV general meeting to resolve to effect the Dutch Merger would require the approval of the meeting of holders of NV Special Shares. It will be proposed to the meeting of holders of NV Special Shares to approve the resolution of the NV general meeting to effect the Dutch Merger.

NV 6% Preference Shares and NV 7% Preference Shares approval

10.5        According to the NV Articles of Association in conjunction with section 2:317(3) DCC and pursuant to section 2:330(2) DCC a resolution by the NV general meeting to resolve to effect the Dutch Merger would require the approval of the meeting of holders of NV 6% Preference Shares and of the meeting of holders of NV 7% Preference Shares. It will be proposed to the meeting of holders of NV 6% Preference Shares and the meeting of holders of NV 7% Preference Shares to approve the resolution of the NV general meeting to effect the Dutch Merger.

NV Ordinary Shares approval

10.6        Pursuant to section 2:330(2) DCC a resolution of the NV general meeting to effect the Dutch Merger requires the approval of the meeting of holders of NV Ordinary Shares. It will be proposed to the meeting of holders of NV Ordinary Shares as part of the NV extraordinary general meeting to approve the resolution of the NV general meeting to effect the Dutch Merger.

New Sub and New NV shareholders resolutions

10.7        On the date of this Dutch Merger Proposal, the articles of association of New Sub and the New NV Articles of Association do not contain any provisions in respect of the approval of the resolution to effect the Dutch Merger, and such resolution must be adopted by both the general meeting of New Sub and the general meeting of New NV.

11           Goodwill and distributable reserves

Impact on goodwill

11.1        As a result of the Dutch Merger, the carrying value of goodwill in NV’s balance sheet at the Dutch Merger Effective Time will be transferred to New Sub. There is no impact on goodwill reported by New NV.

Impact on distributable reserves

11.2        As a result of the Dutch Merger:

(i)      the distributable reserves of New Sub will be increased to an amount broadly equal to the level of the net assets of NV at the Dutch Merger Effective; and

(ii)     the distributable reserves of New NV will be increased by an amount equal to the increase in the balance sheet item “investment in subsidiaries” less the increase in share capital arising from the Dutch Merger.

12           NV share capital structure

On the date of this Dutch Merger Proposal the authorised capital of NV consists of:

(a)                                NV Ordinary Shares;

(b)                                NV Special Shares;

(c)                                 NV 6% Preference Shares;

(d)                                NV 7% Preference Shares;

(e)                                 NV Bearer Subshares;

(f)                                  NV Registered Subshares;

(g)                                 NV 6% Subshares; and

(h)                                NV 7% Subshares,

(each type of share an “NV Share Class”).

13           NV Preference Shares

NV will procure that all NV Preference Shares in issue will either (i) be cancelled prior to the execution of the Dutch notarial deed of merger to effect the Dutch Merger or (ii) be held by NV and accordingly will be cancelled by operation of law at the Dutch Merger Effective Time pursuant to section 2:325(4) DCC.

14           New NV capital structure

Upon the Dutch Merger Effective Time, the authorised share capital of New NV will consist of New NV Ordinary Shares only.

15           Share exchange ratio

Share exchange ratio

15.1        Considering that at the Dutch Merger Effective Time all issued NV Preference Shares will either (i) be cancelled or (ii) be held by NV and accordingly will be cancelled by operation of law at the Dutch Merger Effective Time pursuant to section 2:325(4) DCC, the share exchange ratio for the Dutch Merger (the “Dutch Merger Exchange Ratio”) is as follows:

NV SHARE		NO. OF NEW NV ORDINARY SHARES
one (1) NV Ordinary Share	=	one (1) New NV Ordinary Share
one (1) NV Bearer Subshare	=	three/one hundred and twelfth (3/112) New NV Ordinary Share
one (1) NV Registered Subshare	=	three/one hundred and twelfth (3/112) New NV Ordinary Share
One (1) NV Special Share	=	two thousand six hundred and seventy-eight (2,678) and nine/sixteenth (9/16) New NV Ordinary Shares

Fractions of New NV Ordinary Shares

15.2        Only whole New NV Ordinary Shares will be allotted; no subshares of New NV Ordinary Shares will be allotted in the Dutch Merger.

15.3        Entitlements to a fraction of a New NV Ordinary Share resulting from one NV Share Class will not be combined with entitlements resulting from another NV Share Class.

15.4        In the event the Dutch Merger results in a claim for a fraction of a New NV Ordinary Share (a “Fractional Entitlement”) in accordance with section 2:325(2) DCC, the following will apply:

(a)           NV Shares included in the giro system:

Intermediaries that receive New NV Ordinary Shares pursuant to the Dutch Merger on behalf of their clients will either:

(i)            round down to a whole New NV Ordinary Share: the intermediary will deliver only the whole New NV Ordinary Share(s) (if any) to which a client is entitled pursuant to the Dutch Merger Exchange Ratio as specified in clause 15.1 and will dispose of the Fractional Entitlement and the intermediary will remit cash in lieu of such Fractional Entitlement to its respective client; or

(ii)           round up to a whole New NV Ordinary Share: the intermediary will acquire such Fractional Entitlement as required to form an entitlement to a whole New NV Ordinary Share, subject to receipt of the requisite funds from such client, and deliver a whole New NV Ordinary Share in return.

in each case in accordance with the contractual arrangements between the relevant shareholders and their intermediaries. The aggregate Fractional Entitlements resulting from the rounding down of Fractional Entitlements are expected to be netted against the aggregate Fractional Entitlements that are required for the rounding up of Fractional Entitlements.

(b)           NV Shares in registered form and NV Shares in bearer form not included in the giro system:

NV Registered Holders and NV Bearer Holders with a Fractional Entitlement will be entitled to receive a pro rata cash payment from New NV. Such cash payment will, for an NV Registered Holder or NV Bearer Holder with a Fractional Entitlement to a New NV Ordinary Share, be equal to a proportionate part of the volume weighted average price of the NV Ordinary Shares on Euronext in Amsterdam over the last five (5) trading days prior to the Dutch Merger Effective Time.

The NV Registered Holders and NV Bearer Holders with a Fractional Entitlement will receive their cash payment (net of related fees and expenses, such as brokerage fees) within ten (10) days after the date of the Dutch Merger Effective Time at the latest, provided that they have specified a bank account to which such cash proceeds can be transferred, and in each case subject to clauses 16.7 and 16.8. No interest will be payable on the net cash proceeds payable to the relevant NV Registered Holders and NV Bearer Holders.

The aggregate amount in cash to be paid to NV shareholders in connection with this clause 15.4(b) may not exceed one/tenth (10%) of the aggregate par value of the New NV Ordinary Shares allotted in the Dutch Merger.

16           Measures in connection with the shareholding in NV

Cancellation of NV Shares

16.1        The Dutch Merger will result in all issued NV Shares being cancelled by operation of law at the Dutch Merger Effective Time.

Allotment of New NV Ordinary Shares

16.2        In exchange for the NV Shares, New NV will allot such number of New NV Ordinary Shares as follows from applying the Dutch Merger Exchange Ratio, at the Dutch Merger Effective Time.

16.3                       New NV Ordinary Shares allotted in respect of NV Shares that, at the Dutch Merger Effective Time, are included in the giro deposit held by Euroclear Nederland will be allotted in dematerialised form through Euroclear Nederland and the relevant intermediaries and settlement institutions to those persons who are registered in the records of the intermediaries as persons entitled to New NV Ordinary Shares at the Dutch Merger Effective Time.

16.4                       New NV Ordinary Shares allotted in respect of NV Shares (including NV NYRSs) that, at the Dutch Merger Effective Time, are held by NV Registered Holders (including Registered NV NYRS Holders) will be allotted to those NV Registered Holders directly and the name of such NV Registered Holders (including Registered NV NYRS Holders) will be registered in New NV’s shareholders register.

Exchange of New NV Ordinary Shares for New NV ADSs

16.5                       New NV will enable Registered NV NYRS Holders to make an election to, upon the Dutch Merger Effective Time, exchange any New NV Ordinary Shares allotted to them in return for NV NYRSs for New NV ADSs. If no such election is made, Registered NV NYRS Holders will be allotted New NV Ordinary Shares and the name of such Registered NV NYRS Holders will be registered in New NV’s shareholders register.

16.6                       Any New NV Ordinary Shares allotted in respect of NV NYRS that, at the Dutch Merger Effective Time, are held by Indirect NYRS Holders through DTC will be exchanged (through a series of steps) for New NV ADSs after the Dutch Merger Effective Time, without the need for further action by the Indirect NYRS Holders.

Obligations to present or hand in certificates of shares

16.7                       Any holder of NV Bearer Subshares will:

(a)                                insofar as entitled to the allotment of one or more New NV Ordinary Shares in return for NV Bearer Subshares, in accordance with section 2:82(4) DCC, not be able to exercise the rights attached to any New NV Ordinary Shares to be allotted in return for such NV Bearer Subshares, until such holder has presented the certificates for such NV Bearer Subshares to New NV; and

(b)                                insofar as entitled to a cash payment as specified in clause 15.4(b) in return for NV Bearer Subshares, be able to claim such cash payment upon presenting the certificates for such NV Bearer Subshares to New NV.

16.8                       Any holder of an NV Ordinary Share that, at the Dutch Merger Effective Time, is under an obligation to present or hand in certificates for shares in respect of such NV Ordinary Share and as a consequence cannot exercise the rights attached to such NV Ordinary Share, will be under the same obligation vis-à-vis New NV and will not be able to exercise the rights attached to the New NV Ordinary Share allotted in exchange for such NV Ordinary Share.

Non-applicability of section 2:326 paragraphs (d) through (f) DCC

16.9                       Neither NV nor New NV has shares without voting rights or shares without distribution rights, and therefore section 2:326 paragraphs (d) through (f) DCC do not apply.

17                                 Entitlement to profit

The shareholders of NV will be fully entitled to share in the profit of New NV, commencing on the day of the Dutch Merger Effective Time.

18                                 Cancellation of shares

On the occasion of the Dutch Merger, no New NV Ordinary Shares will be cancelled pursuant to section 2:325(3) in conjunction with section 2:333a(3) DCC.

19                                 Report of the Boards

19.1                       The Boards prepared a report in accordance with sections 2:313(1) and 2:327 DCC explaining among other things the legal, social and economic aspects of the Dutch Merger as well as the methods for determining the Dutch Merger Exchange Ratio (the “Explanation to the Dutch Merger Proposal”).

19.2                       The Explanation to the Dutch Merger Proposal will be made available on the Unilever Group’s website: www.unilever.com/egm and will be made available for inspection at the offices of the Merging Companies for those persons that are entitled to inspect them in accordance with the laws of the Netherlands.

20                                 Independent expert reports

20.1                       At the request of each of the Boards, Flynth Audit B.V. has been requested to prepare the declarations in accordance with section 2:328(1) DCC. These declarations will be filed with the Dutch Trade Register of the Chamber of Commerce as required under the laws of the Netherlands, and will be made available for inspection at the offices of the Merging Companies for those persons that are entitled to inspect them in accordance with the laws of the Netherlands.

20.2                       Flynth Audit B.V. has also been appointed to issue a report to the Merging Companies pursuant to section 2:328(2) DCC. This report is attached to the Explanation to the Dutch Merger Proposal.

21                                 Works council and trade union

The Merging Companies do not have works councils. The central works council, established at the level of Unilever Nederland Holdings B.V., and the Unilever European works council, have each been informed of Simplification, including the Dutch Merger.

Should NV receive remarks from the trade union(s), these remarks will be made available for inspection at the offices of the Merging Companies, for those persons that are entitled to inspect them in accordance with the laws of the Netherlands.

22                                 Dutch Merger Conditions

22.1                       The Boards will only give effect to the Dutch Merger after the following conditions (the “Dutch Merger Conditions”) have been satisfied or waived, as the case may be:

U.K. Scheme and Dutch Merger requirements

(a)                                the U.K. Scheme having become effective;

(b)                                the resolution to effect the Dutch Merger having been adopted by the requisite majority of the NV general meeting and all other resolutions put to the NV general meeting having been adopted at the meeting in which it resolves on the Dutch Merger;

(c)                                 each meeting of holders of a specific class of NV shares required to effect the Dutch Merger having approved the Dutch Merger;

(d)                                no objection to the Dutch Merger having been filed by creditors or any objection having been withdrawn, resolved or lifted by an enforceable court order by the relevant court of the Netherlands;

European admissions

(e)                                 the EU Prospectus (and any required supplement(s) thereto) having been approved by the AFM pursuant to the Prospectus Rules;

(f)                                  the AFM having notified its approval of the EU Prospectus (and any required supplement(s) thereto) to the U.K. Listing Authority and the European Securities and Markets Authority in accordance with Article 18 of the Prospectus Directive;

(g)                                 the EU Prospectus (and any required supplement(s) thereto) having been published and made available in accordance with the Prospectus Rules and being in full force and effect;

(h)                                the U.K. Listing Authority having acknowledged to the Unilever Group or its agents (and such acknowledgement not having been withdrawn) that the application for the admission of the New NV Ordinary Shares to the Official List with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions having been satisfied; and the LSE having acknowledged to the Unilever Group or its agents (and such acknowledgement not having been withdrawn) that the New NV Ordinary Shares will be admitted to trading on LSE’s Main Market;

(i)                                    Euronext Amsterdam having approved (and such approval not having been withdrawn) the Euronext Admission and the Euronext Admission becoming effective on or prior to the effective date of Simplification or such other date as agreed in writing between the parties to the Simplification Agreement;

(j)                                   the New NV Ordinary Shares having been accepted for book-entry transfers by Euroclear Nederland on or prior to the Euronext Admission;

U.S. admissions

(k)                                the registration statement on Form F-4 and the registration statement on Form F-6 having become effective under the Securities Act and, prior to the effective date of Simplification, will not be the subject of any stop order or proceeding seeking a stop order;

(l)                                    the New NV ADSs having been authorised for listing on the NYSE, upon official notice of allotment;

Clearances

(m)                            each of the clearances having been received (and not revoked) on terms satisfactory to the parties to the Simplification Agreement, where clearances refers to all consents, clearances, confirmations, permissions and waivers that are required to be obtained, all filings that are required to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any authority in connection with the implementation of Simplification; and

General condition

(n)                                there being no fact, matter or circumstance which, in the absolute discretion of New NV, may or may be reasonably likely to prevent, delay, hinder or otherwise adversely affect Simplification under New NV or the willingness of New NV to pursue Simplification as contemplated.

22.2                       The Boards have undertaken to procure that the Dutch Merger shall take effect following the effective time of the U.K. Scheme.

22.3                       The Boards will have all necessary powers to acknowledge the fulfilment or waiver, as the case may be, of the Dutch Merger Conditions and to request a Dutch civil law notary to execute the Dutch notarial deed of merger to effect the Dutch Merger.

22.4                       According to section 2:318 DCC, the Dutch Merger must be effectuated within six (6) months after the announcement of the publication of this Dutch Merger Proposal in a Dutch nationwide daily distributed newspaper or, if at the end of this six (6) month period the implementation of the Dutch Merger would not be allowed due to a filed creditor opposition, within one month after such opposition has been withdrawn, resolved or lifted by an enforceable court order by the relevant court of the Netherlands. If this period lapses without the Dutch Merger becoming effective, the Merging Companies can opt to publish a new merger proposal in accordance with applicable laws and procedures.

23                                 Miscellaneous

23.1                       This Dutch Merger Proposal is prepared in the English language, and is accompanied by a certified Dutch translation. In case of discrepancies between these two versions, the English version prevails.

23.2                       This Dutch Merger Proposal is governed by, and interpreted in accordance with, the laws of the Netherlands.

23.3                       Any dispute between the Merging Companies as to the validity, interpretation or performance of this Dutch Merger Proposal will be submitted to the exclusive jurisdiction of the Dutch courts.

(signature pages follow)

THIS DUTCH MERGER PROPOSAL HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS DUTCH MERGER PROPOSAL BY:

The board of directors of Unilever N.V.

M.E.J. Dekkers	P.G.J.M. Polman
Title: non-executive director and chairman	Title: executive director and CEO

G.D. Pitkethly	N.S. Andersen
Title: executive director and CFO	Title: non-executive director

L. Cha	V. Colao
Title: non-executive director	Title: non-executive director

J. Hartmann	A. Jung
Title: non-executive director	Title: non-executive director

M. Ma	S. Masiyiwa
Title: non-executive director	Title: non-executive director

Y.E. Moon	J.F. Rishton
Title: non-executive director	Title: non-executive director

F. Sijbesma
Title: non-executive director

The board of directors of Unilever International Holdings N.V.

P.G.J.M. Polman	G.D. Pitkethly
Title: managing director	Title: managing director

The board of directors of Unilever International Holding B.V.(2)

S.P. de Buck	R. van Gelder
Title: managing director	Title: managing director

M.G. Roovers
Title: managing director

(2)    Note to draft: New Sub board composition at signing of this Dutch Merger Proposal TBD.

SCHEDULE 1 —       LIST OF DEFINED TERMS(3)

Unless otherwise specified or if the context otherwise requires:

“AFM” refers to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).

“Boards” refers to the NV Board, the New NV Board and the New Sub Board.

“DCC” refers to the Dutch Civil Code (Burgerlijk Wetboek).

“DTC” refers to the Depository Trust Company.

“Dutch Merger Proposal” refers to this merger proposal.

“Dutch Merger” refers to the triangular legal merger between NV, New NV and New Sub.

“Dutch Merger Conditions” has the meaning given to it in clause 22.1 of the Dutch Merger Proposal.

“Dutch Merger Effective Time” refers to 00.00 a.m. Central European Time following the date on which a Dutch notarial deed to effect the Dutch Merger is executed.

“Dutch Merger Exchange Ratio” has the meaning given to it in clause 15.1 of the Dutch Merger Proposal.

“EU Prospectus” refers to the prospectus to be published by New NV for the purposes of the European Admissions and to be approved by the AFM.

“Euroclear Nederland” refers to Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.

“Euronext Admission” refers to the New NV Ordinary Shares to be issued and allotted pursuant to Simplification being approved for admission and trading on Euronext in Amsterdam.

“Euronext Amsterdam” refers to Euronext Amsterdam N.V.

“Euronext in Amsterdam” refers to the regulated market operated by Euronext Amsterdam.

“European Admissions” refers to the application by New NV to (i) Euronext Amsterdam for the New NV Ordinary Shares to be admitted to listing and trading on Euronext in Amsterdam under the symbol “UNA”, (ii) the U.K. Listing Authority for the New NV Ordinary Shares to be admitted to

(3)    Note to draft: Defined terms are drawn from F-4, where possible.

the premium listing segment of the Official List, and (iii) the LSE for the New NV Ordinary Shares to be admitted to trading on the LSE’s Main Market under the symbol “ULVR”.

“Explanation to the Dutch Merger Proposal” has the meaning given to it in clause 19.1 of the Dutch Merger Proposal.

“FCA” refers the U.K. Financial Conduct Authority.

“Form F-4” refers to the registration statement to register the New NV Ordinary Shares to be allotted pursuant to the Dutch Merger filed with the SEC under the Securities Act (together with any amendments, supplements and exhibits thereto).

“Form F-6” refers to the registration statement for New NV Ordinary Shares evidenced by American Depositary Shares filed with the SEC under the Securities Act (together with any amendments, supplements and exhibits thereto).

“Fractional Entitlement” has the meaning given to it in clause 15.4 of the Dutch Merger Proposal.

“Indirect NV NYRS Holders” refers to NV NYRS Holders who hold their NV NYRSs in book-entry form through a bank, broker or other DTC participant.

“LSE” refers to the London Stock Exchange plc.

“LSE’s Main Market” refers to the LSE’s main market for listed securities.

“Merging Companies” refers to NV, New NV and New Sub.

“New NV” refers to Unilever International Holdings N.V., a public limited liability company incorporated under the laws of the Netherlands, having its corporate seat in Rotterdam, the Netherlands, and address at Weena 455, 3013 AL Rotterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 70363196. Unilever International Holdings N.V. will be renamed Unilever N.V. at the Dutch Merger Effective Time.

“New NV ADSs” refers to American depositary shares of New NV each representing one (1) New NV Ordinary Share.

“New NV Articles of Association” refers to the articles of association of New NV.

“New NV Board” refers to the board of directors of New NV.

“New NV Ordinary Shares” refers to ordinary shares in the capital of New NV, each with a par value of €0.16.

“New Sub” refers to Unilever International Holding B.V., a private company with limited liability company incorporated under the laws of the Netherlands, having its corporate seat in Rotterdam, the Netherlands, and address at Weena 455, 3013 AL Rotterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 71450041.

“New Sub Board” refers to the board of directors of New Sub.

“NV” refers to Unilever N.V., a public limited liability company incorporated under the laws of the Netherlands, having its corporate seat in Rotterdam, the Netherlands, and address at Weena 455, 3013 AL Rotterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 24051830.

“NV 6% Preference Shares” refers to 6% cumulative preference shares, each with a par value of €428.57, in the capital of NV.

“NV 6% Subshares” refers to subshares of NV 6% Preference Shares, each amounting to 1/10 part of one (1) NV 6% Preference Share.

“NV 7% Preference Shares” refers to 7% cumulative preference shares, each with a par value of €428.57, in the capital of NV.

“NV 7% Subshares” refers to subshares of NV 7% Preference Shares, each amounting to 1/10 part of one (1) NV 7% Preference Share.

“NV Articles of Association” refers to the articles of association of NV.

“NV Bearer Holders” refers to holders of NV Shares that hold their NV Shares in bearer form.

“NV Bearer Subshares” refers to NV Ordinary Subshares in bearer form.

“NV Board” refers to the board of directors of NV.

“NV Depositary Receipts” refers to depositary receipts for NV Ordinary Shares issued by the Foundation Unilever N.V. Trust Office (Stichting Administratiekantoor Unilever N.V.), each representing one (1) NV Ordinary Share.

“NV NYRS Agent” refers to Deutsche Bank Trust Company Americas in its capacity as US registrar, transfer agent, paying agent, shareholder servicing agent and exchange agent for the NV NYRSs.

“NV NYRS Holders” refers to the holders of NV NYRSs.

“NV NYRSs” refers to the New York registry shares of NV, each representing one (1) NV Ordinary Share.

“NV Ordinary Shares” refers to ordinary shares, each with a par value of €0.16, in the capital of NV.

“NV Ordinary Subshares” refers to subshares of NV Ordinary Shares, each amounting to 3/112 part of one (1) NV Ordinary Share.

“NV Preference Shares” refers to NV 6% Preference Shares, NV 7% Preference Shares, NV 6% Subshares, and NV 7% Subshares, together.

“NV Registered Holders” refers to holders of NV Shares that hold their NV Shares directly and are registered as a shareholder in NV’s shareholders register.

“NV Registered Subshares” refers to NV Ordinary Subshares in registered form.

“NV Shares” refers to NV Ordinary Shares, NV Preference Shares, NV Special Shares, NV Bearer Subshares and NV Registered Subshares, together.

“NV Share Class” has the meaning given to it in clause 12 of the Dutch Merger Proposal.

“NV Special Shares” refers to ordinary shares, each with a par value of €428.57 in the capital of NV.

“NYSE” refers to the New York Stock Exchange.

“Official List” refers to the official list of the U.K. Listing Authority.

“PLC” refers to Unilever PLC, a public limited company incorporated in England and Wales.

“PLC ADSs” refers to the American depositary shares of PLC, each representing one (1) PLC Ordinary Share.

“PLC Ordinary Shares” refers to ordinary shares of 31/9 pence each in the capital of PLC.

“Prospectus Directive” refers to Directive 2003/71/EC of the European Parliament and of the Council of the European Union, as amended (including as amended by Directive 2010/73/EU).

“Prospectus Rules” refers to (i) the Prospectus Directive as implemented in the relevant member state of the European Union and (ii) European Commission Regulation (EC) No 809/2004 of April 29, 2004, as amended.

“Registered Certificated NV NYRS Holders” refers to NV NYRS Holders who hold their NV NYRSs in physical certificated form.

“Registered Book-Entry NV NYRS Holders” refers to NV NYRS Holders who hold their NV NYRSs in registered book-entry form on the books of the NV NYRS Agent.

“Registered NV NYRS Holders” refers to Registered Book-Entry NV NYRS Holders and Registered Certificated NV NYRS Holders.

“SEC” refers to the Securities and Exchange Commission.

“Securities Act” refers to the U.S. Securities Act of 1933.

“Simplification” refers to the U.K. Scheme, Dutch Merger and the other implementation steps related thereto pursuant to which New NV will become the parent company of NV and PLC.

“Simplification Agreement” refers to the agreement dated                 2018 and entered into between NV, PLC, New NV and New Sub, setting out certain mutual commitments in relation to Simplification.

“U.K. Listing Authority” refers to the FCA in its capacity as competent authority under the Financial Services and Markets Act 2000 (as amended).

“U.K. Scheme” refers to the U.K. scheme of arrangement under Part 26 of the U.K. Companies Act 2006.

“U.K. Scheme Circular” refers to the U.K. Scheme circular published by PLC on                 2018.

“Unilever Group” or “Unilever” prior to the consummation of Simplification refers to PLC, NV and the companies they control, and following the consummation of Simplification refers to New NV and the companies it will control.

PART 2

Dutch language version of the Dutch Merger Proposal to follow

PART 3

ANNEX A —                              CURRENT ARTICLES OF ASSOCIATION OF NEW NV (DUTCH AND ENGLISH TRANSLATION)

ANNEX B —                              PROPOSED ARTICLES OF ASSOCIATION OF NEW NV UPON THE TIME THE U.K. SCHEME BECOMES EFFECTIVE (DUTCH AND ENGLISH TRANSLATION)

ANNEX C —                              PROPOSED ARTICLES OF ASSOCIATION OF NEW NV UPON THE DUTCH MERGER EFFECTIVE TIME (DUTCH AND ENGLISH TRANSLATION)